Exhibit 99.1


Castelle Reports Strong Financial and Operating Results for First Quarter 2003


o Sales In First Quarter Reach $2.50 Million, Up Approximately 6% from $2.37 Million a Year Earlier o Net Income Rises Sevenfold, Increasing to $243,000, or $0.06 per Diluted Share, from $32,000, or $0.01 per Diluted Share in the Year-Ago Quarter
o    Company Records Its Seventh Straight Quarter of Profitability
o Balance Sheet Remains Strong, With Cash at $3.36 Million, or $1.06 per Outstanding Share



MORGAN HILL, CA - April 24, 2003 - Castelle (Nasdaq: CSTL), a leading provider of fax solutions for Fortune 1000 companies and small to medium-sized businesses, today announced financial results for the Company's first quarter ended March 31, 2003.


Net sales for the quarter were $2.50 million, up from $2.37 million, or approximately 6% from the same period in 2002. Net income for the quarter was $243,000, or $0.06 per diluted share, up from $32,000, or $0.01 per diluted share, in the first quarter of 2002. The Company has now been profitable in each of the past seven quarters.

Scott C. McDonald, President and CEO, stated, "Our recent results are further indication that Castelle's strategy of introducing advanced new products, maintaining growth in domestic sales while expanding overseas is paying off. We continue to be pleased by the response to our FaxPress(TM) 7.0 network fax software, which began shipping last November. It is also significant that Castelle just recorded its seventh straight profitable quarter, despite some of the toughest quarters in the history of the technology sector."


Positive Developments in First Quarter 2003

During the first quarter of 2003, Castelle took steps to enhance its sales efforts both in the U.S. and internationally. On the domestic front, Castelle promoted Todd Olsen to the new position of Director of Distribution Sales, with a focus on strengthening the Company's relationship with its U.S. distributors. Castelle continues to experience strong contributions from its key U.S. distributors, Ingram Micro (NYSE: IM) and Tech Data (Nasdaq: TECD).

Internationally, Castelle announced the addition of new resellers in Europe and Latin America. The new European resellers, recruited by AMS Ltd, Castelle's master distributor for the UK and Europe, are based in France, Italy, Norway and Estonia. Castelle also established strategic partnerships with five resellers based in three Latin American countries - Mexico, Chile and Brazil. Castelle continues to expand into international markets, and recently exhibited at CeBIT Europe in the Novell Partner Pavilion.

Castelle's new LANpress(R) 2000 USB network print server was introduced on April 1, 2003. The LANpress 2000 USB is a multi-protocol print server that allows a printer with a USB connection to be shared by Microsoft, Novell, UNIX/Linux and Macintosh users. Although the Company's FaxPress network fax servers are its principal revenue-generating products, Castelle has also been selling print servers for over 10 years and intends to continue expanding and updating that product line.

Balance Sheet Remains Strong

"With our solid balance sheet, which includes $3.36 million in cash and nearly zero debt, Castelle remains in a strong position for continued growth." Mr. McDonald concluded, "We are prepared to ride out further economic uncertainty and, once the economy recovers, to profit from a renewed demand for business solutions such as ours."

About Castelle

Castelle develops office automation systems that allow organizations to easily implement faxing and printing over local area networks and the Internet. It is a market leader in fax solutions for small to medium sized workgroups. Castelle's FaxPress fax servers provide a simple way to integrate fax with email, desktop and back-end applications. The Company also manufactures LANpress print servers, which enable users to locate printers anywhere on the network. Castelle products are designed to be easy to use and maintain, and provide an economical way for companies to share resources over the network.

Castelle was founded in 1987 and is headquartered in Morgan Hill, California. Its products are used by Fortune 1000 companies as well as small to medium-sized businesses and are available through a worldwide network of distributors, resellers, online retailers, and the Castelle Online Store.


Visit Castelle online at www.castelle.com.

If you would like to be added to Castelle's investor email list, please contact Karin Smith at karin.smith@castelle.com.


FaxPress(TM) is a trademark and LANPress(R) is a registered trademark of Castelle. All other products and trademarks are the property of their respective owners.


Forward-Looking Statements
This press release contains forward-looking statements including references to demand for Castelle products, sales growth, and our ability to control costs, increase productivity and remain profitable. These statements are subject to risks and uncertainties, including but not limited to the impact on our results from fluctuations in demand for our products, the continued development of domestic and international markets, introduction of new products by our competitors, the timely development, acceptance and pricing of new products, the effectiveness of our cost control and productivity improvement procedures and general economic conditions as they affect the Company's customers. Investors are referred to the full discussion of risks and uncertainties associated with forward-looking statements as contained in our reports to the Securities and Exchange Commission, including our Form 10-K. The Company assumes no obligation to update the forward-looking information.


For more information:
Scott C. McDonald                                    Karin Smith
President & Chief Executive Officer                  Marketing Manager
Tel: 408-852-8000                                    Tel: 408-852-8034
                                                     Fax: 408-852-8134
                                                     karin.smith@castelle.com



                                    CASTELLE
                   Condensed Consolidated Statements of Income
                      (in thousands, except per share data)
                                   (unaudited)
                                                                   Three months ended
                                                           March 31, 2003          March 31, 2002
                                                     -----------------------    --------------------
Net sales                                            $       2,500              $    2,368
Cost of sales                                                  697                     777
                                                     -----------------------    --------------------
         Gross profit                                        1,803                   1,591

Operating expenses:
     Research and development                                  355                     413
     Sales and marketing                                       735                     763
     General and administrative                                457                     404
                                                     -----------------------    --------------------
         Total operating expenses                            1,547                   1,580

         Income from operations                                256                      11

Interest and other income/(expense), net                       (11)                     21
                                                     -----------------------    --------------------
         Income before income taxes                            245                      32

Provision for income taxes                                       2                       -
                                                     -----------------------    --------------------
         Net income                                  $         243              $       32
                                                     =======================    ====================


Net income per share - basic                         $         0.08             $      0.01
                                                     =======================    ====================

Net income per share - diluted                       $         0.06             $      0.01
                                                     =======================    ====================

Shares used in per share calculation - basic                  3,200                   4,745
                                                     =======================    ====================

Shares used in per share calculation - diluted                3,828                   4,774
                                                     =======================    ====================


As a percentage of net sales:
Net sales                                                    100.0%                  100.0%
Cost of sales                                                 27.9%                   32.8%
                                                     -----------------------    --------------------
         Gross profit                                         72.1%                   67.2%

Operating expenses:
     Research and development                                 14.2%                   17.4%
     Sales and marketing                                      29.4%                   32.2%
     General and administrative                               18.3%                   17.1%
                                                     -----------------------    --------------------
         Total operating expenses                             61.9%                   66.7%

         Income from operations                               10.2%                    0.5%

Interest and other income/(expense), net                      (0.4%)                   0.9%
                                                     -----------------------    --------------------
         Income before income taxes                            9.8%                    1.4%

Provision for income taxes                                     0.1%                      -
                                                     -----------------------    --------------------
         Net income                                            9.7%                    1.4%
                                                     =======================    ====================


                                    CASTELLE
                      Condensed Consolidated Balance Sheets
                                 (in thousands)

                                                         March 31, 2003            December 31, 2002
                                                          (unaudited)
                                                     ------------------------   -------------------------
   Assets

      Current assets:
        Cash and cash equivalents                             3,356                       3,460
        Accounts receivable, net                                                            444
                                                                660
        Inventories, net                                        963                       1,110
        Prepaid and other assets                                201                          88
                                                    -------------------------   --------------------------
          Total current assets                                5,180                       5,102

        Property and equipment, net                             458                         425
        Other assets                                            108                         108
                                                    -------------------------   --------------------------

          Total assets                                        5,746                       5,635
                                                    =========================   ==========================


   Liabilities and shareholders' equity

      Current liabilities:
        Long-term debt, current portion                          21                          21
        Accounts payable                                        282                         359
        Accrued liabilities                                   2,266                       2,288
                                                   -------------------------    --------------------------
          Total current liabilities                           2,569                       2,668

      Long-term debt, net of current portion                     39                          44
                                                   -------------------------    --------------------------
          Total liabilities                                   2,608                       2,712

      Shareholders' equity                                    3,138                       2,923
                                                   -------------------------    --------------------------

          Total liabilities and shareholders'
          equity                                              5,746                       5,635
                                                   =========================    ==========================